UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 6, 2019

FOOTHILLS EXPLORATION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-55872	27-3439423
(Commission File Number)	(IRS Employer Identification No.)

10940 Wilshire Boulevard, 23rd Floor Los Angeles, CA 90024
(Address of Principal Executive Offices)

(424) 901-6655
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 11, 2018, Foothills Exploration, Inc. through its indirect wholly owned subsidiary, Foothills Exploration, LLC (the “Company”), entered into a purchase and sale letter agreement with a third-party seller to acquire 22 natural gas wells and approximately 18,214 gross acres (14,584 core), 78% held by production, located in the Greater Green River Basin in Wyoming (the “GRB Assets”). Some of the underlying leases come with certain depth restrictions and roughly 80% of the acreage remains undeveloped. On March 6, 2019, the Company closed on the acquisition, purchasing the GRB Assets for about $700,000, in an all-cash transaction, which was financed through Company borrowings described further below. The 22 natural gas wells are currently producing approximately 900 Mcf/d and the Company plans to implement a field-wide optimization program over the next 60-90 days designed to increase current production rates.

On March 6, 2019, Foothills Exploration, Inc. (the “Company”), also closed on a loan transaction pursuant to which the Company issued the lender a senior secured convertible promissory note (“Note”) in the principal amount of $705,882.35, and received proceeds of $600,000.00 before giving effect to certain transactional costs. As part of this transaction the Company issued (i) warrants having an 18-month term, to purchase 1,125,000 shares of the Company’s common stock at an exercise price of $0.50 per share, with a cashless exercise feature. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings during the exercise period of the warrants are at terms that are more favorable to persons in subsequent issuances of securities. The Note accrues interest of 10% per annum, and matures on September 1, 2019 (“Maturity Date”), which is the date upon which the principal sum, the original issue discount, as well as any accrued and unpaid interest and other fees, shall be due and payable. The Company has agreed to make payments of $20,000 per month pursuant to a cash management agreement as described in the note agreements.

The Note agreements give the lender the right to convert the loan amounts due into common stock at a conversion price of $0.50 per share, subject to adjustment under certain events. The Company has the right, at any time prior to or as of but not later than the earlier of the (i) the first conversion date for the respective tranche hereunder and (ii) maturity date for the respective tranche hereunder, exercisable on not less than three (3) trading days prior written notice to the lender, to prepay the outstanding principal amount and interest (including any default interest) then due under this Note, in whole or in part by paying 105% of the principal amount then owing, plus any accrued and unpaid interest to avoid conversion under the Note agreements.

The Note is collateralized by the GRB Assets described above, which principally are being acquired by the Company with the net proceeds of this Note. The Note is further secured by a personal guaranty from the Company’s Executive Chairman, Kevin Sylla. The Noteholder is also entitled to a ten percent “Net Profits” interest for a 3-year period, commencing on September 2, 2019, and ending on September 1, 2022. “Net Profits” is defined as total gross revenues reduced by any taxes, royalties, overriding royalties, marketing, and field lease operating expenses to the wells and oil and gas leases being acquired by the Company in Wyoming.

No broker-dealer or placement agent was retained or involved in this transaction.

The summary of the transactions described above is qualified in its entirety by reference to the Securities Purchase Agreement, the Senior Secured Convertible Promissory Note and Form of Warrant, which are filed as Exhibit 10.1, 10.2 and 10.3 respectively, to this report.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The offer and sale of the securities were made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. The offering and sale were not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering. This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 8.01 Other Events

On March 8, 2019, the Company issued a press release entitled “Foothills Exploration, Inc. Completes Acquisition of 22 Natural Gas Wells Situated on ~18,214 Gross Acres in Greater Green River Basin.” A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement dated March 4, 2019
10.2	Senior Secured Convertible Promissory Note dated March 4, 2019
10.3	Form of Warrant
99.1	Press Release issued March 8, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2019

FOOTHILLS EXPLORATION, INC.

By:	/s/ B. P. Allaire
B. P. Allaire
Chief Executive Officer